UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 4, 2014

Armstrong World Industries, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-02116	23-0366390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3001 Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717) 397-0611

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 4, 2014, Armstrong World Industries, Inc. (the “Company”) issued a press release announcing the commencement of a secondary public offering (the “Offering”) of 3,900,000 common shares of the Company held by The Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Asbestos Trust”) and Armor TPG Holdings, L.P. (“TPG”). A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Upon completion of the Offering, TPG will no longer hold any of the Company’s common shares, and accordingly the shareholders’ agreement between the Asbestos Trust and TPG will terminate automatically in accordance with its terms. In addition, upon completion of the Offering, the Asbestos Trust will own less than 20% of the total voting power of the Company’s common shares. Accordingly, certain provisions of our Articles of Incorporation and Bylaws specifically relating to the rights and obligations of the Asbestos Trust will no longer be applicable.

As previously disclosed in prior filings, our ability to utilize deferred tax assets may be impacted by certain future events, such as changes in tax legislation, insufficient future taxable income prior to expiration of certain deferred tax assets, annual limits imposed under Section 382 of the Internal Revenue Code (“Section 382”) or by state law, as a result of an “ownership change.” This “ownership change” is defined as a cumulative increase in certain shareholders’ ownership of the Company by more than 50 percentage points during the previous rolling three-year period.

The Company has determined as of the date hereof that the completion of the Offering will not result in an “ownership change” under Section 382, based on the proposed size of the Offering and the factors discussed below. Together the Asbestos Trust and TPG collectively sold 5,980,000 shares, 12,057,382 shares and 6,000,000 shares of the Company’s common shares during the fourth quarter of 2012, the third quarter of 2013 and the fourth quarter of 2013, respectively. Those sales, when combined with the 3,900,000 common shares contemplated to be sold in the Offering, significantly increase the likelihood that future sales by the Asbestos Trust will cause an “ownership change” under Section 382. At this time, the Company estimates that an additional sale of the Company’s common shares by the Asbestos Trust prior to December 2015 would be reasonably likely to cause an “ownership change” under Section 382. An “ownership change” may result in limitations on the utilization of certain tax attributes, primarily the Company’s ability to deduct state net operating losses (“NOLs”) against future state taxable income. If such “ownership change” were to occur, the Company would be required to record a one-time, non-cash charge in the Company’s income statement in the period in which such “ownership change” occurs. The Company currently estimates that, if such “ownership change” had occurred on and as of the date hereof, based on the factors discussed below, the one-time charge that would have to be taken in the quarter ending March 31, 2014 would reduce the Company’s net earnings in such quarter by an amount between $2 million and $8 million. This pro forma estimated range of net earnings reduction is based on current management estimates and assumptions that are subject to change over time. The actual amount of the required charge, if any, may differ materially from this current estimate. Key factors impacting the calculation include, but are not limited to, the Company’s stock price on the date of the “ownership change”, the applicable tax-exempt interest rate, the tax basis and fair market value of Company assets, federal and state tax regulations, projections of future taxable income and prior NOL usage.

Forward-Looking Statements

Disclosures in this Current Report on Form 8-K, including without limitation, those relating to a pro forma estimated range of net earnings reduction, and in the Company’s other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide the Company’s future expectations or forecasts and can be identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, the Company’s actual results may differ materially from the Company’s expected results and from those expressed in the Company’s forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause the Company’s actual results to differ materially from those estimated, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC. (Registrant)

Date: March 4, 2014	By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	Press Release